 Exhibit 10.8

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS UNSECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION. THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS UNSECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED JUNE 17, 2020, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

UNSECURED CONVERTIBLE PROMISSORY NOTE

$________

_________, 202_

FOR VALUE RECEIVED, TIVIC HEALTH SYSTEMS INC., a California corporation (the “Company”), promises to pay to the order of ________________, or his, her or its permitted registered assigns (“Holder”) the principal sum of ________________ Dollars ($__________.00) (the “Principal Amount”) with simple interest thereon at the rate of the lesser of (i) 3.0% per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) or (ii) the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue on the outstanding Principal Amount of this Unsecured Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.                   Definitions. For purposes of this Note, capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in this Section 1:

1.1               “Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in California.

1.2               “Cap” means an amount of $40,000,000.

1.3               “Change in Control” means, unless otherwise determined by the Company and the holders of at least a majority of the aggregate Principal Amount of all of the then issued and outstanding Bridge Notes:

(a)                The direct or indirect sale or transfer, in a single transaction or a series of related transactions, by the shareholders of the Company of voting securities, in which the holders of the outstanding voting securities of the Company immediately prior to such transaction or series of transactions hold, as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such transaction or series of related transactions;

(b)                A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

(c)                A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

(d)                The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s), provided however, that the term “Change in Control” shall not include, for the purposes of this Note, (A) a merger of the Company effected exclusively for the purpose of changing the domicile of the Company, or (B) the transfer of more than fifty percent (50%) of the total combined voting power of all outstanding voting securities in an equity financing for bona fide capital raising purposes.

1.4               “Common Stock” means the Common Stock of the Company.

1.5               “Conversion” means any conversion of this Note in connection with a Qualified Financing, Change in Control or Mandatory Conversion, as the case may be, in accordance with the provisions hereof.

1.6               “Convertible Securities” means evidences of convertible indebtedness, shares of Preferred Stock of the Company, or other securities or instruments (other than Options) which are, directly or indirectly, convertible into or exchangeable for shares of Common Stock, either immediately or upon the arrival of a specified date or the occurrence of a specified event.

1.7               “Fully Diluted Basis” means the sum of (i) the total number of shares of Common Stock issued and outstanding immediately prior to the applicable Conversion, and (ii) the total number of shares of Common Stock issuable, directly or indirectly, upon conversion of all outstanding Options and Convertible Securities (other than the Bridge Notes and other Convertible Securities that will convert into Qualified Securities, Shadow Preferred or Preferred Conversion Stock, as the case may be, in connection with a Conversion), and (iii) shares of Common Stock reserved and available for future grant under the Company’s equity incentive or similar plans, in each case, immediately prior to such Conversion

1.8               “Options” means any rights, warrants, options or similar rights to subscribe for or to purchase Common Stock or Convertible Securities, whether vested or unvested.

1.9               “Preferred Conversion Price” means a price per share of Preferred Conversion Stock of $1.4034, as adjusted for as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

1.10           “Preferred Conversion Stock” means Series Seed-1 Preferred.

1.11           “Qualified Financing” means the closing of an equity financing undertaken by the Company after the date hereof and before the Maturity Date, principally for capital raising purposes, in which the aggregate amount of gross proceeds (not including cancellation of the indebtedness represented by all Bridge Notes and other Convertible Securities that will convert into shares of Qualified Securities or Shadow Preferred, as the case may be, in connection with such Conversion) received by the Company from the sale of any series of its equity securities totals at least $2,000,000 in the aggregate.

1.12           “Qualified Securities” means the securities sold by the Company, and purchased by investors, in a Qualified Financing (other than Shadow Preferred).

1.13           “Series Seed-1 Preferred” means the shares of Series Seed-1 Preferred stock of the Company.

1.14           “Series Seed Transaction Documents” means, collectively (i) the Series Seed-1, Seed-2, Seed-3 and Seed-4 Preferred Stock Investment Agreement, dated as of July 16, 2019, by and among the Company and the investors who are a party thereto, and (ii) the Voting Agreement, dated as of July 16, 2019, by and among the Company and the investors who are a party thereto.

1.15           “Shadow Preferred” means the shares of a series of Preferred Stock issued to Holder and the holders of the other Bridge Notes in the Qualified Financing, having identical rights, privileges, preferences and restrictions as the shares of Qualified Securities, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the applicable conversion price determined to effect a Conversion of this Note in accordance with the provisions hereof; and (ii) the basis used to determine any dividend rights, which shall be the same percentage of the conversion price determined to effect a Conversion of this Note in accordance with the provisions hereof as applied to determine the per share dividend rights of purchasers of Qualified Securities, relative the purchase price paid by the purchasers thereof.

1.16           “Transaction Documents” means the Note Purchase Agreement and the Bridge Notes.

2.                   Note. This Note is issued pursuant to the terms of that certain Note Purchase Agreement dated as of June 17, 2020, by and among the Company and the investors who are parties thereto (the “Note Purchase Agreement”). This Note is one of a series of convertible promissory notes (the “Bridge Notes”) having like tenor and effect (except for variations necessary to express the name of the holder thereof, the principal amount of each of the Bridge Notes the dates upon which each Bridge Note is issued by the Company in accordance with the terms of the Note Purchase Agreement and such variations as may be agreed upon by the Company and the holder of a Bridge Note).

3.                   Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid Principal Amount and all unpaid accrued interest shall become fully due and payable on June 1, 2022 (the “Maturity Date”).

4.                   Payments.

4.1               Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, at the address specified in the Note Purchase Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company. All payments shall be applied first to accrued interest, and thereafter to the Principal Amount.

4.2               Prepayment. The Principal Amount may not be prepaid by the Company prior to the Maturity Date without the consent of Holder.

5.                   Automatic Conversion Upon Qualified Financing.

5.1               Conversion. This Note shall be automatically canceled on the date of the initial closing of a Qualified Financing, and the outstanding Principal Amount and all accrued but unpaid interest thereon shall be automatically converted, at the initial closing and on the same terms and conditions of the Qualified Financing (including compliance with securities laws), into shares of Qualified Securities (or Shadow Preferred, as applicable) (which, in each case, will be rounded down to the closest whole number), at a conversion price per share equal to the lesser of (x) seventy-five percent (75%) of the price per share of Qualified Securities sold to the investors in a Qualified Financing (other than the holders of Bridge Notes or Convertible Securities converting into Qualified Securities or Shadow Preferred, as applicable), and (y) the quotient resulting from dividing (A) the Cap, by (B) the Company’s capitalization on a Fully Diluted Basis, as of immediately prior to such conversion of this Note. Notwithstanding the foregoing or anything herein contained to the contrary, in the event of a conversion of the Notes in connection with a Qualified Financing in accordance with the provisions of this Section 5.1, the Company may, solely at its option, elect to convert the Notes into Shadow Preferred.

5.2               Ancillary Documents. In connection with any conversion of this Note pursuant to a Qualified Financing, Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company to be executed by the investors purchasing Qualified Securities (that are not otherwise the holders of Bridge Notes), including without limitation, a stock purchase agreement, an investors’ rights agreement, a right of first refusal and co-sale agreement and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder.

6.                   Conversion Upon Change in Control. In the event of a Change in Control prior to the Maturity Date or prior to the conversion of this Note pursuant to Section 5.1, at the election of the holders of a majority of the aggregate Principal Amount of all of the then issued and outstanding Bridge Notes (the “Requisite Holders”), (i) the outstanding Principal Amount and all accrued but unpaid interest thereon, as of the date of conversion pursuant to this Section 6, will be converted, immediately prior to the consummation of the transaction constituting a Change in Control, into that number of shares of Preferred Conversion Stock (which will be rounded down to the closest whole number) equal to the quotient obtained by dividing (x) the outstanding Principal Amount and all accrued but unpaid interest thereon, immediately prior to such Conversion, by (y) the Preferred Conversion Price, or (ii) Holder shall receive an amount equal to one and one half times (1.5X) the Principal Amount outstanding as of the date thereof concurrent with the consummation of the transaction constituting a Change in Control (the “Cash Distribution”). Notwithstanding the foregoing or anything herein contained to the contrary, to the extent that the consideration received as part of a Change in Control consists, in whole or in part, of stock or other non-cash consideration (“Other Consideration”), and Holder elects to receive a Cash Distribution as herein contemplated, the Company may, at its option, pay such Cash Distribution in cash or Other Consideration in the same proportion as such Other Consideration is being paid to other holders of the Company’s securities. If any of the Company’s securityholders are given a choice as to the form and amount of consideration to be received in a Change in Control, the Holder will be given the same choice, provided that the Holder may not choose to receive a form of consideration that the Holder would be ineligible to receive as a result of the Holder’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

6.1               Ancillary Agreements. In connection with a Conversion in connection with a Change in Control, other than in the case of the Cash Distribution, Holder agrees to execute and deliver to the Company the Series Seed Transaction Documents and/or any documents reasonably requested by the Company, including without limitation, a stock purchase agreement, an investors’ rights agreement, a right of first refusal and co-sale agreement and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder.

7.                   Conversion at Maturity Date.

7.1               Maturity Date Conversion. In the event that neither a Qualified Financing nor a Change in Control shall have occurred on or before the Maturity Date then, notwithstanding anything herein contained to the contrary, the outstanding Principal Amount and all accrued but unpaid interest thereon as of the Maturity Date shall be automatically converted into shares of Preferred Conversion Stock as of the Maturity Date (the “Mandatory Conversion”). The number of shares (which will be rounded down to the closest whole number) of Preferred Conversion Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the outstanding Principal Amount and all accrued but unpaid interest thereon immediately prior to the Maturity Date, by (y) the Preferred Conversion Price.

7.2               Ancillary Agreements. In connection with the Mandatory Conversion, Holder agrees to execute and deliver to the Company the Series Seed Transaction Documents and/or any documents reasonably requested by the Company, including without limitation, a stock purchase agreement, an investors’ rights agreement, a right of first refusal and co-sale agreement and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder.

8.                   Conversion Mechanics.

8.1               Issuance of Certificates. As soon as is reasonably practicable after a Conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of shares of capital stock (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as Holder has specified. In furtherance of, and not in limitation of any of the provisions of this Note, Holder acknowledges and agrees that, upon conversion of this Note as herein contemplated, this Note shall be cancelled, and of no further force and effect, whether or not the Company received this Note or instructions for the cancelation of this Note from Holder and neither the Company nor any successor in interest shall have any obligations hereunder or in respect hereof.

8.2               No Fractional Shares. If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

8.3               Compliance with Laws and Regulations. The Company shall take all such actions as may be necessary to assure that all shares of capital stock issued upon conversion may be so issued without violation of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which such shares of capital stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon such issuance).

9.                   Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

9.1               Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) Business Days of the Company’s receipt of written notice to the Company of such failure to pay.

9.2               Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing.

9.3               Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement; or

9.4               Judgments. A final judgment or order for the payment of money in excess of $500,000 (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

10.               Rights of Holder upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 9.2 or Section 9.3) and at any time thereafter during the continuance of such Event of Default, Holder may, with the written consent of the Requisite Holders, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 9.2 and Section 9.3, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may, with the written consent of the Requisite Holders, exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

11.               Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company, at its expense, will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

12.               Governing Law; Jurisdiction; Venue. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. In addition, each of the parties hereto irrevocably and unconditionally (a) consents to submit itself to the exclusive personal jurisdiction of the state and Federal courts located in Santa Clara County, California, in the event any dispute arises out of this Note or any of the transactions contemplated by this Note, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court or assert that such court is an inconvenient forum, (c) agrees that it will not bring any action relating to this Note or any of the acts and transactions contemplated by this Note in any forum other than the state and Federal courts located in Santa Clara County, California, and (d) to the fullest extent permitted by law, consents to service being made through the notice procedures contemplated pursuant to Section 6.4 of the Note Purchase Agreement. Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses contemplated pursuant to Section 6.4 of the Note Purchase Agreement shall be effective service of process for any suit or proceeding in connection with this Note or the transactions contemplated hereby.

13.               Amendment and Waiver. Any provision of this Note may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of, or a written instrument signed by, the Company and Holder; provided, however, that this Note may be amended, together with all other Bridge Notes, by agreement of the Company, and the Requisite Holders, so long as such amendment and/or waivers (i) are applicable to all Bridge Notes; (ii) do not modify this Section 13; or (iii) do not reduce the Principal Amount of this Note or the rate of interest thereon.

14.               Unsecured, Subordination. Holder acknowledges and agrees that this Note (i) is not secured by any of the assets of the Company, and (ii) will be subordinate in right of payment to all current and future indebtedness, including bank (and other financial institutions of a similar nature) indebtedness, of the Company, but excluding any indebtedness convertible into equity securities of the Company.

15.               Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 6.4 of the Note Purchase Agreement.

16.               Severability. In case any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect, and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision, and, if the foregoing provision of this clause (ii) is not permitted pursuant to applicable law, then (iii) this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.               Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.               Entire Agreement. This Note and the Note Purchase Agreement represents the entire agreement between the parties hereto with respect to this Note and its terms and conditions.

19.               Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

20.               Restrictions on Transfer; Assignment. Except as otherwise set forth in the Note Purchase Agreement, Holder may not transfer or assign all or any part of this Note without the approval of the Company. This Note may only be transferred in compliance with applicable state and federal laws. Holder shall notify the Company in writing in advance of any proposed transfer. All rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, and administrators of the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Requisite Holders.

21.               Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the Principal Amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

22.               Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding Principal Amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Bridge Notes. In the event the Holder receives payments in excess of the Holder’s pro rata share of the Company’s payments to the holders of all of the Bridge Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Bridge Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

23.               Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the other Transaction Documents.

24.               Fees and Expenses. All expenses incurred in connection with this Note, including attorneys’ fees, shall be paid by the parties incurring such expenses.

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IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be issued as of the date first set forth above.

COMPANY:	Tivic Health Systems Inc.,
a California corporation

By:
Jennifer Ernst
Chief Executive Officer

AGREED AND ACCEPTED BY HOLDER:

If Holder is an Individual	If Holder is a Corporation, Partnership or Other Entity:

Name of Entity

Signature	Signature of Authorized Person

Print Name	Print Name of Authorized Person

Telephone ( Day ):	Title

Email Address:	Telephone ( Day ):

Address:	Email Address:
Address: